AMENDMENT NO. 1
TO
SERIES A WARRANTS TO PURCHASE
SHARES OF COMMON STOCK
AND
SENIOR SECURED 10% CONVERTIBLE PROMISSORY NOTES
OF
JUMA TECHNOLOGY CORP.

THIS AMENDMENT NO. 1 TO SERIES A WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND SENIOR SECURED 10% CONVERTIBLE PROMISSORY NOTES OF JUMA TECHNOLOGY CORP. (this "Amendment"), dated as of June [__], 2008, is made by and between Juma Technology Corp., a Delaware corporation (the "Issuer"), and Vision Opportunity Master Fund, Ltd. (the "Holder").

Preliminary Statement

WHEREAS, the Issuer is the issuer and the Holder is the holder of certain Series A Warrants to purchase shares of Common Stock of the Issuer issued on November 14, 2007 and November 29, 2007 (collectively, the "Warrants");

WHEREAS, the Issuer is the issuer and the Holder is the holder of certain Senior Secured 10% Convertible Promissory Notes issued on November 29, 2007 and March 7, 2008 (collectively, the "Notes"); and

WHEREAS, the Issuer and the Holder desire to amend certain provisions of the Warrants and the Notes as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms. Capitalized terms used, but not defined, herein, shall have the meanings ascribed to such terms in the Warrants and the Notes, as applicable.

2. Amendments to Warrants; Warrant Price. The price specified in the definition of "Warrant Price" in Section 8 of each of the Warrants is hereby deleted in its entirety and the following shall be substituted in lieu thereof for each series of Warrant as listed below:

Warrant Series	Original Warrant Price	Amended Warrant Price
Series A - Issued 11/14/07 For 1,000,000 shares of Common Stock	$0.90	$0.72
Series A - Issued 11/29/07 For 7,300,000 shares of	$0.90	$0.72

Common Stock		

3. Amendments to Notes; Conversion Price. The price specified in the definition of "Conversion Price" in Section 3.2(a) of each of the Notes is hereby deleted in its entirety and the following shall be substituted in lieu thereof for each Note as listed below:

Note	Original Conversion Price	Amended Conversion Price
$2,500,000 - Issued 11/29/07	$0.75	$0.60
$600,00 - Issued 11/29/07	$0.75	$0.60
$1,450,000 - Issued 3/7/08	$0.75	$0.60

4. Amendments to Notes; Section 3.4 Section 3.4 of the Notes is amended and restated in its entirety to read:

> Notwithstanding anything to the contrary set forth in **Section 3** of this Note, at no time may the Holder convert all or a portion of this Note if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by the Holder and its affiliates at such time, the number of shares of Common Stock which would result in the Holder and its affiliates beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of all of the Common Stock outstanding at such time; *provided, however*, that upon a Holder of this Note providing the Company with sixty-one (61) days notice (pursuant to **Section 4.1** hereof) (the "**Waiver Notice**") that such Holder would like to waive this **Section 3.4** with regard to any or all shares of Common Stock issuable upon conversion of this Note, this **Section 3.4** will be of no force or effect with regard to all or a portion of the Note referenced in the Waiver Notice; *provided, further,* that during the sixty-one (61) day period prior to the Maturity Date of this Note the Holder may waive this **Section 3.4** upon providing the Waiver Notice at any time during such sixty-one (61) day period; and *provided, further,* that any Waiver Notice during the sixty-one (61) day period prior to the Maturity Date will not be effective until the Maturity Date.

5. Amendments to Notes; Section 3.6(c)(ii) Clause (ii) of Section 3.6(c) of the Notes is amended by adding the following parenthetical to the end of such clause before the comma:

> (other than any notes which are convertible into Common Stock at the then market price of the Common Stock)

6. Board Resolutions. Prior to the signing of this Amendment, the Issuer shall have provided the Holder with a certified copy of the resolutions of the Board of Directors (or if the Board of Directors takes action by unanimous written consent, a copy of such unanimous written consent containing all of the signatures of the members of the Board of Directors) of the Issuer, authorizing the execution, delivery and performance of this Amendment.

7. Ratification. Except as expressly amended hereby, all of the terms, provisions and conditions of the Warrants and the Notes are hereby ratified and confirmed in all respects by each party hereto and, except as expressly amended hereby, are, and hereafter shall continue, in full force and effect.

8. Entire Agreement. This Amendment, the Warrants and the Notes constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect thereto.

9. Amendments. No amendment, supplement, modification or waiver of this Amendment shall be binding unless executed in writing by all parties hereto.

10. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Each party shall be entitled to rely on a facsimile signature of any other party hereunder as if it were an original.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.

12. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JUMA TECHNOLOGY CORP.

By: [signature]
Name: Anthony M. Servidio
Title: CEO

VISION OPPORTUNITY MASTER FUND, LTD.

By: ______________________
Name:
Title: